SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 4)



                           COMMODORE HOLDINGS LIMITED
                           --------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    G23257101
                                 --------------
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

----------------------
CUSIP No.  G23257101
----------------------

----------- --------------------------------------------------------------------
    1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Frederick A. Mayer
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                                   (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY


----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------- --------- ----------------------------------------
                                 5      SOLE VOTING POWER

          NUMBER OF                     599,833
           SHARES
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
                              --------- ----------------------------------------
                                 6      SHARED VOTING POWER

                                        0
                              --------- ----------------------------------------
                                 7      SOLE DISPOSITIVE POWER

                                        599,833
                              --------- ----------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                        0
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            599,833
----------- --------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            7.5
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
----------- --------------------------------------------------------------------

Item 1(a)   Name of Issuer: Commodore Holdings Limited


Item 1(b)   Address of Issuer's Principal Executive Offices:
            4000 Hollywood Boulevard
            South Tower, Suite 765
            Hollywood, FL   33021


Item 2(a)   Name of Person Filing: Frederick A. Mayer


Item 2(b)   Address of Principal Business Office or, if none, Residence:
            4000 Hollywood Boulevard
            South Tower, Suite 765
            Hollywood, FL   33021


Item 2(c)   Citizenship: See Item 4 on Cover Page


Item 2(d)   Title of Class of Securities: Common Stock


Item 2(e)   CUSIP Number: G23257101


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: Not Applicable


Item 4.     Ownership: See Items 5-11 on Cover Page


Item 5.     Ownership of Five Percent or Less of a Class: Not Applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: Not Applicable

Item 8.     Identification and Classification of Members of the Group:
            Not Applicable


Item 9.     Notice of Dissolution of Group: Not Applicable


Item 10.    Certification: Not Applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2001                /s/ Frederick A. Mayer
                                       ----------------------
                                       Frederick A. Mayer